Exhibit 99.1

American Public Education Reports Third Quarter 2023 Results

CHARLES TOWN, W.Va., Nov. 7, 2023 /PRNewswire/ -- American Public Education, Inc. (Nasdaq: APEI) announced financial results for the quarter ended September 30, 2023.

Third Quarter Highlights:

•	American Public University System ("APUS"), Hondros College of Nursing ("HCN"), and Graduate School ("GSUSA") all produced year-over-year registration or enrollment growth.

•	Consolidated revenue increased 0.9% year-over-year to $150.8 million.

•	Net loss was $3.3 million, compared to net loss of $3.8 million in the prior year period. The loss includes a $5.2 million non-cash investment loss on a 2012 APEI minority equity investment in a company that has entered into an agreement to be sold resulting in no proceeds to APEI.

•	Net loss per diluted common share was $0.27, compared to a net loss per diluted common share of $0.20 in the same period of 2022. Excluding non-cash equity investment loss, net income available to common shareholders was positive $0.4 million and EPS per diluted share of $0.02.

•	APEI maintained a strong liquidity position, with total cash and cash equivalents increasing $25.7 million or 19.9% to approximately $155.2 million, compared to $129.5 million as of December 31, 2022.

•	Adjusted EBITDA increased 91.4% year-over-year to $18.1 million.

“APEI’s third quarter adjusted EBITDA exceeded our expectations, thanks in part to our concentrated efforts on enhancing operational efficiency. Furthermore, overall performance this quarter was generally in line with our expectations, demonstrating our commitment to delivering more consistent results,” said Angela Selden, President and Chief Executive Officer of APEI.

“We are also pleased to see continued enthusiasm for our higher education offerings within military and veteran communities at APUS, as well as among aspiring nurses. As we work toward restoring growth and profitability at Rasmussen University, the opportunity is there for a promising and prosperous future,” added Selden.

Financial Results:

For the three months ended September 30, 2023, as compared to the same period of 2022:

•	Total consolidated revenue was $150.8 million, an increase of $1.3 million, or 0.9%, compared to $149.5 million for the three months ended September 30, 2022. The increase was primarily due to a $7.7 million, or 11.2%, increase in revenue in our APUS Segment, a $2.3 million, or 20.4%, increase in revenue in our HCN Segment, and a $0.8 million, or 10.0%, increase in GSUSA revenue included in Corporate and Other, partially offset by $9.5 million, or 15.4%, decrease in revenue in our Rasmussen University (“RU”) Segment. The RU Segment revenue decrease was primarily due to a 10.0% decrease in total student enrollment as compared to the prior year period, partially offset by increases in the tuition of certain programs implemented in January 2023. The APUS Segment revenue increase was primarily due to a 7.6% increase in net course registrations and tuition and fee increases implemented in April and July 2023, as compared to the prior year period. The HCN Segment revenue increase was primarily due to a 17.0% increase in total student enrollment, as well as a 5% tuition increase implemented during the second quarter, compared to the prior year period.

•	Total costs and expenses were $144.4 million, a decrease of $6.1 million, or 4.1%, compared to $150.6 million for the three months ended September 30, 2022. The decrease in costs and expenses was due primarily to decreases in advertising costs, depreciation and amortization costs, and marketing support material costs, partially offset by increases in technology costs, bad debt expense, and employee compensation costs in our APUS and HCN Segments due to an increase in registrations at APUS and enrollments at HCN. Costs and expenses as a percentage of revenue decreased to 95.8% from 100.7% for the three months ended September 30, 2022.

•	Instructional costs and services expenses were $73.2 million, an increase of $1.4 million, or 2.0%, compared to $71.8 million for the three months ended September 30, 2022. The increase in instructional costs and services expenses was primarily due to increases in employee compensation costs in our APUS and HCN Segments due to an increase in registrations at APUS and enrollments at HCN, and Corporate and Other due to higher revenue at GSUSA, an increase in classroom material costs in our RU and HCN Segments, and an increase in technology costs in our RU Segment, partially offset by decreases in employee compensation costs in our RU Segment. Instructional costs and services expenses as a percentage of revenue increased to 48.5% from 48.0% for the three months ended September 30, 2022.

•	Selling and promotional expenses were $33.3 million, a decrease of $7.6 million, or 18.6%, compared to $40.9 million for the three months ended September 30, 2022. The decrease in selling and promotional expenses was primarily due to decreases in advertising costs in all our segments, a decrease in marketing support materials costs in our APUS Segment and decreases in employee compensation costs in our RU and HCN Segments and Corporate and Other. Selling and promotional expenses as a percentage of revenue decreased to 22.1% from 27.4% for the three months ended September 30, 2022.

•	General and administrative expenses were $30.9 million, an increase of $1.2 million, or 4.1%, compared to $29.7 million for the three months ended September 30, 2022. The increase in general and administrative expenses was primarily due to an increase in bad debt expense in our APUS and HCN Segments, an increase in technology costs in our HCN and APUS Segments and Corporate and Other, an increase in professional fees in Corporate and Other, partially offset by decreases in employee compensation costs, primarily in our APUS Segment. Consolidated bad debt expense was $4.5 million, or 3.0% of revenue, compared to $3.7 million, or 2.5% of revenue in the prior year period. General and administrative expenses as a percentage of revenue increased to 20.5% from 19.8% for the three months ended September 30, 2022. As we continue to evaluate enhancements to our business capabilities, particularly in technology, we expect to incur additional costs and that our general and administrative expenses will vary from time to time.

•	Net interest expense was $0.8 million and $3.6 million for the three months ended September 30, 2023 and 2022, respectively. The decrease in net interest expense was primarily due to the decrease in the outstanding balance in our senior secured term loan facility and due to higher yield on cash balances. In December 2022, we made $65.0 million in prepayments to reduce our outstanding debt.

•	During the three-month period ended September 30, 2023, $1.5 million of dividends were declared and paid on our Series A Senior Preferred Stock. The Series A Senior Preferred Stock was issued in December 2022, and therefore there were no preferred stock dividends in the comparable prior year period.

•	Net loss available to common stockholders was $4.9 million, compared to net loss available to common stockholders of $3.8 million for the three months ended September 30, 2022, primarily driven by a one-time non-cash write-off of a 2012 APEI minority equity investment along with the changes in revenue and expenses discussed above.

•	Net loss per diluted common share was $0.27, compared to a net loss per diluted common share of $0.20 in the same period of 2022. Excluding non-cash equity investment loss, net income available to common shareholders was positive $0.4 million and EPS per diluted share of $0.02.

•	Adjusted EBITDA was $18.1 million, compared to $9.5 million for the three months ended September 30, 2022. Adjusted EBITDA excludes non-cash compensation expense, (gain)/loss on disposals of long-lived assets, severance expense, and M&A-related professional fees.

Balance Sheet and Liquidity:

•	Total cash and cash equivalents were $155.2 million and $129.5 million at September 30, 2023 and December 31, 2022, respectively, representing an increase of $25.7 million, or 19.9%. The increase in cash was primarily due to payments received by APUS from the Army, which totaled approximately $51.3 million during the nine months ended September 30, 2023, of which approximately $18.1 million in payments related to periods prior to 2023, and the timing of other receipts and payments. As of September 30, 2023, approximately $13.5 million, of which $5.0 million is older than 60 days from the course start date, was due from the Army.

Registrations and Enrollment:

	2023	2022	% Change
American Public University System [1]
For the three months ended September 30, Net Course Registrations	92,300	85,800	8%

For the nine months ended September 30, Net Course Registrations	276,900	263,200	5%

Rasmussen University [2]
For the three months ended September 30, Total Student Enrollment	13,500	15,000	(10)%

Hondros College of Nursing [3]
For the three months ended September 30, Total Student Enrollment	2,800	2,400	17%

1 APUS Net Course Registrations represents the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Excludes students in doctoral programs.
2 RU Total Student Enrollment represents students in an active status as of the full-term census or billing date
3 HCN Total Student Enrollment represents the approximate number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Fourth Quarter 2023 Outlook:

The following statements are based on APEI's current expectations. These statements are forward-looking and actual results may differ materially. APEI undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law. Refer to APEI's earnings conference call and presentation for further details.

	Fourth Quarter 2023 Guidance
	(Approximate)	(% Yr/Yr Change)
APUS Net course registrations	88,900 to 90,700	2% to 4%

HCN Student enrollment	3,100	19%

RU Student enrollment	14,100	-10%
- Nursing	5,700	-25%
- Non-Nursing	8,400	5%

($ in millions except EPS)
APEI Consolidated revenue	$149.3 to $151.3	-2% to -1%
APEI Net income available to common stockholders	$1.3 to $2.7	n.m.
APEI Adjusted EBITDA	$14.9 to $16.9	-3% to +10%
APEI Diluted EPS	$0.07 to $0.15	n.m.

Non-GAAP Financial Measures:

This press release contains the non-GAAP financial measures of EBITDA (earnings before interest, taxes, depreciation, and amortization) and adjusted EBITDA (EBITDA less non-cash expenses such as stock compensation and non-recurring expenses). APEI believes that the use of these measures is useful because they allow investors to better evaluate APEI's operating profit and cash generation capabilities.

For the three months ended September 30, 2023 and 2022, adjusted EBITDA excludes non-cash compensation expense, (gain) loss on disposals of long-lived assets, severance expense, and M&A-related professional fees.

These non-GAAP measures should not be considered in isolation or as an alternative to measures determined in accordance with generally accepted accounting principles in the United States (GAAP). The principal limitation of our non-GAAP measures is that they exclude expenses that are required by GAAP to be recorded. In addition, non-GAAP measures are subject to inherent limitations as they reflect the exercise of judgment by management about which expenses are excluded.

APEI is presenting EBITDA and adjusted EBITDA in connection with its GAAP results and urges investors to review the reconciliation of EBITDA and adjusted EBITDA to the comparable GAAP financial measures that is included in the tables following this press release (under the captions "GAAP Net Income to Adjusted EBITDA," and "GAAP Outlook Net Income to Outlook Adjusted EBITDA") and not to rely on any single financial measure to evaluate its business.

Webcast:

A live webcast of the APEI's third quarter 2023 earnings conference call will be held today at 5:00 p.m. Eastern Time. This webcast will be open to listeners who log in through the APEI's investor relations website, www.apei.com. A replay of the live webcast will also be available to listeners through APEI's investor relations website for one year.

About American Public Education

American Public Education, Inc. (Nasdaq: APEI), through its institutions American Public University System (APUS), Rasmussen University, Hondros College of Nursing, and Graduate School USA (GSUSA), provides education that transforms lives, advances careers, and improves communities.

APUS, which operates through American Military University and American Public University, is the leading educator to active-duty military and veteran students* and serves approximately 90,000 adult learners worldwide via accessible and affordable higher education.

Rasmussen University is a 120-year-old nursing and health sciences-focused institution that serves approximately 13,500 students across its 22 campuses in six states and online. It also has schools of Business, Technology, Design, Early Childhood Education and Justice Studies.

Hondros College of Nursing focuses on educating pre-licensure nursing students at eight campuses (six in Ohio, one in Indiana, and one in Michigan). It is the largest educator of PN (LPN) nurses in the state of Ohio** and serves approximately 2,800 total students.

Graduate School USA is a leading training provider to the federal workforce with an extensive portfolio of government agency customers. It serves the federal workforce through customized contract training (B2G) to federal agencies and through open enrollment (B2C) to government professionals.

Both APUS and Rasmussen are institutionally accredited by the Higher Learning Commission (HLC), an institutional accreditation agency recognized by the U.S. Department of Education. Hondros is accredited by the Accrediting Bureau of Health Education Schools (ABHES). GSUSA is accredited by the Accrediting Council for Continuing Education & Training (ACCET). For additional information, visit www.apei.com.

*Based on FY 2019 Department of Defense tuition assistance data, as reported by Military Times, and Veterans Administration student enrollment data as of 2023.

**Based on information compiled by the National Council of State Boards of Nursing and Ohio Board of Nursing.

Forward Looking Statements

Statements made in this press release regarding APEI or its subsidiaries that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about APEI and the industry. In some cases, forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "plan," "should," "will," "would," and similar words or their opposites. Forward-looking statements include, without limitation, statements regarding the Company’s future path, expected growth, registration and enrollments, revenues, income and adjusted EBITDA and EBITDA, the growth and profitability of Rasmussen University and plans with respect to recent, current and future initiatives.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, risks related to: APEI's failure to comply with regulatory and accrediting agency requirements, including the “90/10 Rule”, and to maintain institutional accreditation and the impacts of any actions APEI may take to prevent or correct such failure; APEI's dependence on the effectiveness of its ability to attract students who persist in its institutions' programs; changing market demands; APEI's inability to effectively market its institutions' programs; APEI's inability to maintain strong relationships with the military and maintain course registrations and enrollments from military students; the loss or disruption of APEI's ability to receive funds under tuition assistance programs or the reduction, elimination, or suspension of tuition assistance; adverse effects of changes APEI makes to improve the student experience and enhance the ability to identify and enroll students who are likely to succeed; APEI's need to successfully adjust to future market demands by updating existing programs and developing new programs; APEI's loss of eligibility to participate in Title IV programs or ability to process Title IV financial aid; economic and market conditions and changes in interest rates; difficulties involving acquisitions; the Company's indebtedness and preferred stock; APEI's dependence on and the need to continue to invest in its technology infrastructure; the inability to recognize the intended benefits of APEI's cost savings efforts; APEI’s ability to manage and influence its bad debt expense; and the various risks described in the "Risk Factors" section and elsewhere in APEI's Quarterly Report on Form 10-Q for the period ended September 30, 2023 and Annual Report on Form 10-K for the year ended December 31, 2022, and in other filings with the SEC. You should not place undue reliance on any forward-looking statements. APEI undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

Contacts:

Frank Tutalo.
Director, Public Relations

American Public Education, Inc

ftutalo@apei.com

571-358-3042

American Public Education, Inc.

Consolidated Statement of Income

(In thousands, except per share data)

	Three Months Ended
	September 30,
	2023	2022

	(unaudited)
Revenues	$150,838	$149,535
Costs and expenses:
Instructional costs and services	73,228	71,817
Selling and promotional	33,315	40,917
General and administrative	30,885	29,667
Impairment of goodwill and intangible assets	—	—
(Gain) loss on disposals of long-lived assets	(16)	178
Depreciation and amortization	7,026	7,982
Total costs and expenses	144,438	150,561
Income (loss) from operations before interest income and income taxes	6,400	(1,026)
Gain on acquisition	—	—
Interest (expense) income	(792)	(3,594)
Income (loss) before income taxes	5,608	(4,620)
Income tax (benefit) expense	3,712	(860)
Equity investment loss, net of tax	(5,224)	(2)
Net loss	$(3,328)	$(3,762)
Preferred stock dividends	1,525	—
Net loss available to common stockholders	$(4,853)	$(3,762)

Net loss per common share:
Basic	$(0.27)	$(0.20)
Diluted	$(0.27)	$(0.20)

Weighted average number of common shares:
Basic	17,778	18,885
Diluted	17,820	18,927

	Three Months Ended
Segment Information:	September 30,
	2023	2022
Revenues:
APUS Segment	$76,406	$68,735
RU Segment	$52,073	$61,548
HCN Segment	$13,741	$11,409
Corporate and other[1]	$8,618	$7,843
Income (loss) from operations before interest and income taxes:
APUS Segment	$21,948	$12,532
RU Segment	$(10,570)	$(7,900)
HCN Segment	$(641)	$(1,392)
Corporate and other	$(4,337)	$(4,266)

	Nine Months Ended
	September 30,
	2023	2022
	(unaudited)
Revenues	$447,741	$453,890
Costs and expenses:
Instructional costs and services	222,115	215,604
Selling and promotional	106,205	116,082
General and administrative	96,907	89,179
Impairment of goodwill and intangible assets	64,000	144,900
Loss on disposals of long-lived assets	17	962
Depreciation and amortization	22,735	24,249
Total costs and expenses	511,979	590,976
(Loss) income from operations before interest income and income taxes	(64,238)	(137,086)
Gain on acquisition	—	3,828
Interest (expense) income	(3,668)	(10,339)
(Loss) income before income taxes	(67,906)	(143,597)
Income tax (benefit) expense	(12,839)	(35,152)
Equity investment loss, net of tax	(5,233)	(13)
Net loss	$(60,300)	$(108,458)
Preferred stock dividends	4,469	—
Net loss available to common stockholders	$(64,769)	$(108,458)

Net loss per common share:
Basic	$(3.55)	$(5.75)
Diluted	$(3.54)	$(5.74)

Weighted average number of common shares:
Basic	18,230	18,854
Diluted	18,294	18,906

	Nine Months Ended
Segment Information:	September 30,
	2023	2022
Revenues:
APUS Segment	$223,941	$211,729
RU Segment	$161,511	$192,538
HCN Segment	$41,147	$34,436
Corporate and other[1]	$21,142	$15,187
(Loss) income from operations before interest income and income taxes:
APUS Segment	$57,963	$39,338
RU Segment	$(100,708)	$(153,562)
HCN Segment	$(2,179)	$(3,017)
Corporate and other[1]	$(19,314)	$(19,845)

1. Corporate and Other includes tuition and contract training revenue earned by GSUSA and the elimination of intersegment revenue for courses taken by employees of one segment at other segments.

GAAP Net Income to Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted EBITDA for the three months ended September 30, 2023 and 2022:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2023	2022	2023	2022
Net loss available to common stockholders	$(4,853)	$(3,762)	$(64,769)	$(108,458)
Preferred stock dividends	1,525	-	4,469	-
Net loss	$(3,328)	$(3,762)	$(60,300)	$(108,458)
Income tax expense (benefit)	3,712	(860)	(12,839)	(35,152)
Interest expense	792	3,594	3,668	10,339
Equity investment loss, net of tax	5,224	2	5,233	13
Depreciation and amortization	7,026	7,982	22,735	24,249
EBITDA	13,426	6,956	(41,503)	(109,009)

Impairment of goodwill and intangible assets	-	-	64,000	144,900
Adjustment to gain on acquisition	-	-	-	(3,828)
Stock Compensation	1,733	1,997	6,025	6,703
(Gain) loss on disposals of long-lived assets	(16)	178	17	962
M&A - related professional	-	329	-	1,602
Transition services cost	-	-	2,403	-
Severance expense	2,959	-	2,959	-
Adjusted EBITDA	$18,102	$9,460	$33,901	$41,330

GAAP Outlook Net Income to Outlook Adjusted EBITDA:

The following table sets forth the reconciliation of the Company’s outlook GAAP net income to the calculation of outlook adjusted EBITDA for the three months ending December 31, 2023:

	Three Months Ending
	December 31, 2023
(in thousands, except per share data)	Low	High
Net income available to common stockholders	$1,258	$2,658
Preferred dividends	1,488	1,488
Net Income	2,746	4,146
Income tax expense	1,177	1,777
Interest expense	2,555	2,555
Depreciation and amortization	5,318	5,318
EBITDA	11,796	13,796
Stock compensation	2,024	2,024
Transition services cost	1,100	1,100
Adjusted EBITDA	$14,920	$16,920